PURCHASE AND SERVICE AGREEMENT

         This  Purchase and Service  Agreement  ("this  Agreement")  is made and
entered  into  this       day of          ,  1997,  between  Data  Transmission
Network Corporation, a Delaware corporation ("DTN"), whose address is 9110 West Dodge Road, Suite 200, Omaha, Nebraska 68114, and Arkansas Farm Bureau
Federation   ("AFB"),   whose   address   is                         , Arkansas.

                                    RECITALS:
                                    ---------

          A. DTN is the owner and operator of an electronic information system using color satellite data terminals (the "System") which continuously transmits information to DTN's subscribers ("DTN Subscribers"). DTN provides various information services to DTN Subscribers over the System. One of such services is known as the FarmDayta II service (the "FarmDayta II Service").

          B. AFB is a provider of services to the agriculture industry in the State of Arkansas. AFB currently transmits information to subscribers ("AFB Subscribers") of its ACRES program on equipment owned by AFB, which equipment includes a monitor, databox, Ku satellite receiver, LNB, cable, and satellite dish. Such satellite dish, LNB, and cable may be used by DTN in providing information to the DTN Subscribers on the System, while the monitor, databox and Ku satellite receiver must be replaced with DTN's equipment.

          C. AFB desires for DTN to make the FarmDayta II Service and its other information services available to the AFB Subscribers and other members of AFB and AFB is willing to promote DTN's information services as provided in this Agreement. DTN desires to provide its information services to the AFB Subscribers who contract to receive such services.

          D. AFB also desires for DTN to purchase certain of AFB's equipment used by it in transmitting information to AFB Subscribers, and DTN is willing to purchase such equipment pursuant to the terms of this Agreement.

          NOW, THEREFORE, in consideration of the aforementioned recitals and the covenants and conditions herein contained, the parties hereto agree as follows:

         1. Sale and Purchase. DTN agrees to purchase from AFB, and AFB agrees to sell to DTN the equipment and accessories now owned by AFB and currently being used by the Converted Subscribers (defined below) to receive AFB's information service which shall include for each Converted Subscriber a monitor, databox, Ku satellite receiver, LNB, cable, and satellite dish (hereinafter collectively referred to as a "Unit"). AFB represents that there are approximately 750 AFB Subscribers who possess one Unit each. The Units used by Converted Subscribers which are to be sold to DTN are collectively referred to in this Agreement as the "Converted Subscriber Units". For purposes of this Agreement, the term "Converted Subscribers" shall mean those AFB Subscribers who convert to and become DTN Subscribers during the Conversion Period (defined below) upon the terms set forth in this Agreement, including the minimum requirement of a 1-year subscription term. For purposes of this Agreement, the term "Conversion Period" shall mean the 120-day period following the date of

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this  Agreement.  In  addition,  DTN  agrees  to  purchase  those  sets of color satellite data terminals which AFB elects to sell (each set must consist of a monitor, databox and Ku satellite receiver and is referred to herein as a "Color Unit") and which are either currently being used by AFB Subscribers who do not become Converted Subscribers or held in inventory by AFB. Color Units shall not include any Converted Subscriber Units. For purposes of this Agreement, all Converted Subscriber Units and Color Units shall be referred to in the aggregate as the "Purchased Equipment".

          2. Payments. In consideration for the Purchased Equipment and for the services to be performed by AFB pursuant to this Agreement, DTN agrees to pay AFB, and AFB agrees to accept from DTN as payment in full, the following payments:

          (a) Six Hundred Dollars ($600) for each Converted Subscriber. DTN shall have no obligation to pay $600 to AFB for AFB Subscribers who convert to and become DTN Subscribers after the Conversion Period. This fee shall be paid on or before the 15th day of the month following the month in which such Converted Subscriber begins to receive the DTN information service or the month in which that portion of the Converted Subscriber Unit which is to be returned to DTN is received by DTN in acceptable condition, whichever is later.

          (b) Fifty Dollars ($50) for each Color Unit which AFB elects to sell to DTN. This fee shall be paid on or before the 15th day of the month following the month in which the Color Unit is received by DTN in acceptable condition.

          (c) During the term of this Agreement, DTN shall pay AFB a monthly fee determined by multiplying Six Dollars ($6.00) by the number of paid Converted Subscribers receiving a DTN information service during such month. The per Converted Subscriber fee shall be paid in arrears on or before the 15th day of each month based on the number of paid Converted Subscribers receiving the service in the prior month.

AFB shall be responsible for any sales or related taxes which may result as a result of the payments made to AFB under this Agreement.

          3. AFB Services. During the Conversion Period, AFB shall solicit (via telephone call, written correspondence or face to face meeting) each AFB Subscriber to enter into DTN's standard form of subscription agreement for the FarmDayta II Service or another color service of DTN on the System for at least a one (1) year subscription term. AFB agrees at its expense to send during the Conversion Period to each AFB Subscriber a letter recommending DTN's information services to such AFB Subscriber, which letter is to be accompanied by promotional materials furnished by DTN. Such letter shall be in a form

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satisfactory  to both DTN and AFB. AFB shall be  responsible  for  obtaining the subscription agreement signed by the Converted Subscriber and returning it to DTN for acceptance by DTN. An AFB Subscriber will not be considered a Converted Subscriber until the subscription agreement is accepted by DTN in Omaha, Nebraska. DTN will then deliver to each Converted Subscriber the DTN equipment (likely to be the monitor, databox and satellite receiver) which will be needed to allow such Converted Subscriber to receive the applicable DTN service. AFB shall cause to be picked up from each Converted Subscriber that portion of the Converted Subscriber Unit which has been replaced by the DTN equipment (exclusive of monochrome monitors believed to be undesirable) and, at AFB's expense, delivered to DTN. Where possible, such pick up and delivery shall be accomplished through the use of UPS call tags. AFB shall be responsible for installing or assisting the Converted Subscribers in installing the DTN equipment and providing the necessary assistance and support to assure AFB Subscribers a smooth conversion to the System. DTN will be responsible for training Converted Subscribers on how to use the DTN equipment. In addition, AFB shall at its expense deliver the Color Units to DTN no later than sixty (60) days after the expiration of the Conversion Period.

         4. DTN Services. DTN agrees to provide the FarmDayta II Service to each Converted Subscriber at the same subscription rate at which such subscriber currently receives the AFB service, during the initial 12-month period in which such subscriber is a Converted Subscriber. DTN agrees to provide its DTN AgDaily service to each Converted Subscriber at the subscription rate of Forty-Five Dollars ($45.00) per month during the initial 12-month period in which such subscriber is a Converted Subscriber. With respect to any DTN information service offered on the color platform (other than the FarmDayta II Service and the DTN AgDaily service), DTN will offer a Converted Subscriber a Five Dollar ($5.00) discount from DTN's standard monthly subscription rate for such service during the initial 12-month period in which such subscriber is a Converted Subscriber. A Converted Subscriber also will receive no initiation or start up fee with its initial DTN subscription. DTN will impose no more than a Two Dollar ($2.00) increase in the standard monthly subscription rate during the second 12-month subscription period for those Converted Subscribers who have not changed the DTN information service initially received by them. During the term of this Agreement, DTN will furnish to AFB that number of complimentary DTN units which equals the number of complimentary units currently furnished to AFB in the ACRES program or a maximum of twenty (20), whichever is less. Such units shall consist of no more than three units receiving the FarmDayta II Service, no more than three units receiving DTN's AgDaily Pro service, no more than two units receiving real time commodity quotations, and the remaining units shall receive DTN's basic AgDaily service. AFB and DTN will execute DTN's standard Subscription Agreements applicable to the various services, which will be provided free of charge, except AFB will be responsible for all real time exchange fees. DTN also shall provide to AFB during the term of this Agreement, free of charge, a 5-page DTN Group E-Mail segment (to be used by the Vocational Agriculture Department) and an 11-page DTN Group E-Mail segment (to be used by the Cooperative Extension Service) on the System for delivery to those DTN Subscribers in Arkansas designated by AFB. Such segments will be updated no more than once per calendar week. AFB and DTN will execute DTN's standard Electronic Mail Service Agreement applicable to such services.

         5. Term. The term of this Agreement shall be for a period of ten (10) years from the date of this Agreement, unless this Agreement is terminated

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earlier as  otherwise  provided in this  Agreement.  This  Agreement  also shall terminate upon the occurrence of the first to occur of either of the following events:

         (i)     The mutual written agreement of both DTN and AFB; or

         (ii) The adjudication of either party as a bankrupt, the execution by either party of an assignment for the benefit of its creditors, or the appointment of a receiver for either party or substantially all of either party's property.

         6. Promotion. During the term of this Agreement, AFB agrees to encourage all AFB members to use DTN's services and to otherwise promote to all AFB members the DTN services being provided on the System. AFB agrees to cooperate with DTN to market DTN's services to all AFB members; provided, however, AFB shall not be required to incur out-of-pocket costs for such marketing, except as specifically provided in this Agreement.

         7.  Cotton/Rice  Information.  During  the  term of this  Agreement
(so long as such information or similar information is available to AFB), AFB will furnish to DTN for transmission on the System the cotton and rice information package currently provided by AFB to AFB Subscribers under the name of Gene Martin (the "Cotton/Rice Information"). AFB may rename the Cotton/Rice Information at its discretion if Mr. Gene Martin is no longer involved in furnishing such information. During the term of this Agreement, DTN will transmit the Cotton/Rice Information free of charge to all Converted Subscribers who remain DTN Subscribers. During those periods in which DTN elects to offer the Cotton/Rice Information to DTN Subscribers located in Arkansas (other than the Converted Subscribers), DTN will offer such information free of charge.

         8. Sales Agency. After the Conversion Period, AFB shall be eligible to act as a sales agent of DTN to solicit and obtain subscriptions to DTN's information services. AFB shall receive $200 for obtaining a basic subscription agreement with a new DTN Subscriber and $350 for obtaining a real time subscription agreement with a new DTN Subscriber. AFB and DTN will execute DTN's standard Sales Agency Agreement upon the foregoing terms. AFB will be a sales agent of DTN only for the purposes and to the extent expressly set forth in such Sales Agency Agreement and its relationship with DTN shall be solely that of an independent contractor. AFB also shall be entitled to receive a referral fee of $50.00 for any referral which results in a new DTN Subscriber. Any solicitation at an AFB meeting which results in a new DTN Subscriber or generates a referral which leads to a new DTN Subscriber shall entitle AFB to the applicable fees as set forth in this paragraph regardless of whether such solicitation is made by a DTN sales representative or a staff member of AFB.

         9. Bill of Sale. Concurrently with the execution of this Agreement, AFB agrees to sell, transfer, assign and convey to DTN the Purchase Equipment by duly executed warranty bill of sale and assignment, free and clear of all liens, encumbrances, security interests, leasehold interests, actions, claims, and

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equities of any kind  whatsoever.  AFB agrees to take such  actions from time to time as may in the reasonable judgment of DTN or its counsel be necessary or advisable to confirm the title of DTN to any of the items of personal property acquired by DTN from AFB pursuant to this Agreement. DTN shall be entitled to possession of the Purchased Equipment upon the execution of this Agreement; provided, however, that AFB agrees to maintain full replacement value insurance on the Purchased Equipment until it is transported to DTN.

         10. Bulk Sales Transfer. If applicable, DTN waives compliance by AFB with the Bulk Sales provisions of the Arkansas Uniform Commercial Code or any equivalent statute, and AFB agrees to indemnify DTN and to hold DTN harmless from any loss or expense arising by reason of such non-compliance.

          11.Representations of AFB. AFB warrants, represents and covenants to and with DTN that AFB is the sole and lawful owner and has good and merchantable title to all of the items of personal property to be acquired by DTN pursuant to this Agreement and that, upon the transfer and assignment of such property to DTN by warranty bill of sale and assignment as hereinbefore mentioned, DTN will acquire good and merchantable title thereto, free and clear of interests, leasehold interests, and claims of any kind whatsoever. AFB further warrants, represents and covenants to and with DTN that the Purchased Equipment, when it is received by DTN, will be in the same condition as it was when located at the AFB Subscriber sites and, otherwise, DTN accepts the Purchased Equipment in its present condition. The representations, warranties, and covenants contained in this Agreement shall survive the date of this Agreement and shall be binding upon the parties hereto and their successors and assigns.

         12. Indemnification. Each party hereto agrees to indemnify and hold harmless the other party, its officers, directors, employees, and agents from and against any and all claims, demands, liability, loss, cost, damage, penalty or expense, including attorneys' fees and costs of settlement, resulting from or arising out of the failure of the indemnifying party to observe any covenant or condition set forth in this Agreement, and the inaccuracy of any representation made by the indemnifying party in this Agreement.

         13. Covenant Not to Compete. After the Conversion Period and during each month of the term of this Agreement in which AFB receives at least $2,000 in fees pursuant to Paragraph 2(c) of this Agreement, AFB and its affiliates shall not, directly or indirectly, whether as an agent, consultant, independent contractor, owner, partner or otherwise:

         a) Solicit for itself or others, or advise or recommend to any other person that such person solicit, any customer or prospective customer of DTN or any current or future member of AFB, for the purpose of obtaining the business of such customer or member, in competition with DTN; or

         b) Offer, transmit, facilitate or promote the distribution or transmission to AFB members of information services in compe-tition with DTN.

The phrase "in competition with DTN" shall mean any business that distributes or transmits via any electronic information system the same or similar type of

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information as currently  offered by AFB on its ACRES program or the Cotton/Rice
Information; provided, however, AFB shall retain the right to continue providing
(i) the Cotton/Rice  Information to ACRES pursuant to its existing  contract and
(ii) in the context and via the medium currently provided, its information services other than its ACRES program. Accordingly, AFB shall terminate operation of its ACRES program by the end of the Conversion Period. AFB shall be responsible for all of its obligations to AFB Subscribers and DTN does not assume any of such obligations.

         The covenants contained in this Section 13 are independent of one another and are severable. In the event any part of the covenants set forth in this Section shall be held to be invalid or unenforceable, the remaining parts thereof will continue to be valid and enforceable. If any provisions of these covenants relating to the time period, activity and/or area of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time periods, activities or areas which such court deems reasonable and enforceable, such time period, activity and/or area of restriction shall be deemed to be the maximum time period, activity and/or area which such court deems reasonable and enforceable. AFB acknowledges that the restrictions contained in this Section 13 are reasonable and necessary to protect the goodwill of that portion of the business of AFB being acquired by DTN pursuant to this Agreement.

         14. Severability. In the event that one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any of the other provisions contained in this Agreement, which provisions shall remain in full force and effect.

         15. Relationship of Parties. Nothing contained in this Agreement shall be deemed or construed to create the relationship of principal and agent or of partnership, joint venture, or any association whatsoever between the parties, it being expressly understood and agreed that each party shall be an independent contractor with respect to the other party in connection with the work performed hereunder. Except as otherwise provided in this Agreement, each party shall bear its own expenses with respect to the subject matter of this Agreement.

         16. Notices. Any and all written notices, communications or payments shall be made to the respective parties at their addresses indicated in the first paragraph of this Agreement or at such other address as the party may indicate in a written notice to the other party of this Agreement.

         17. Counterparts. This Agreement may be executed in one or more counterparts and by the different parties hereto in separate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         18. Choice of Law. This Agreement shall be subject to and interpreted in accordance with the substantive laws of the State of Nebraska.

         19. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives, and assigns; provided, however, that the rights, duties, and

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privileges of AFB hereunder may not be assigned or otherwise  transferred by it, in whole or in part, without the prior written consent of DTN which may be withheld for any reason.

         20. Default. This Agreement may be terminated by either party upon twenty (20) days prior written notice if the other party has materially breached the provisions of this Agreement and has not cured such breach within such notice period. Upon the occurrence of any event of default, the non-defaulting party may exercise any right or remedy which may be available to it under applicable law.

         21. Entire   Agreement.   This   Agreement   constitutes   the  entire
understanding of the parties hereto with respect to the subject matter of this Agreement and shall supersede all prior offers, negotiations, and agreements with respect to such subject matter. Any provision of any party's invoices, statements, orders, acknowledgements, or other forms which is inconsistent with or in addition to the provisions of this Agreement shall be of no force or effect unless specifically consented to in writing by the party to be charged.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                             DATA TRANSMISSION NETWORK
                                             CORPORATION, a Delaware corporation


                                             By:
                                                --------------------------------
                                             Title:
                                                   -----------------------------



                                             ARKANSAS FARM BUREAU FEDERATION


                                             By:
                                                --------------------------------
                                             Title:
                                                   -----------------------------

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